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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2004

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)
000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)
337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 (Address of Principal Executive Offices) (Zip Code)
(905) 726-2462 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

On November 1, 2004, wholly-owned subsidiaries of the Registrant entered into access agreements with Magna International Inc. and one of its subsidiaries (collectively, "Magna") for their use of the golf courses and associated clubhouse, meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario and Fontana Sports in Oberwaltersdorf, Austria. The agreements, which expire on December 31, 2014, stipulate annual fees of Cdn. $5.0 million, retroactive to January 1, 2004, and Euro 2.5 million, retroactive to March 1, 2004, respectively, for use of the Magna Golf Club and Fontana Sports facilities. The agreements also provide for the continuation of Magna's rights of first refusal to purchase the Registrant's golf courses and related facilities.

ITEM 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 1, 2004, the Board of Directors (the "Board") of the Registrant elected Mr. John Barnett and Mr. Dennis Mills to the Board to fill the vacancies created by the resignations of Mr. William G. Davis and Mr. Brian V. Tobin on August 19, 2004 and August 20, 2004, respectively. Mr. Barnett is President and Chief Executive Officer of Rothmans, Benson & Hedges Inc. and Rothmans Inc. Mr. Mills also serves as Vice Chairman of the Board of Directors of MI Developments Inc., a real estate development company which is also the Registrant's parent company. Since the beginning of 2003, the Registrant's last fiscal year, the Registrant has paid a total of Cdn. $138,750 to Mr. Mills for consulting services.

Messrs. Barnett and Mills have been elected to serve as Directors, to hold office until the next annual meeting of the stockholders of the Registrant or until their successor is elected and qualified, in accordance with the Registrant's by-laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
Date: November 4, 2004
	By:	/s/ BLAKE TOHANA Blake Tohana Executive Vice-President and Chief Financial Officer

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SIGNATURES